Developer Terms and Conditions of Service Updated as of May 1, 2025 Hello and welcome to Skillz. We’re glad to have you on our team. These Developer Terms and Conditions of Service (“Developer Terms”) will help ensure we’re all able to achieve more together. Guiding Principles When reviewing our Developer Terms, please keep in mind our two guiding principles:  We love gaming and have a deep respect for game creators. We work hard to support developers in unlocking economic opportunity through their craft, in a way that’s beneficial for everyone.  Our players and their experience are very important to us. We take multiple steps to ensure fair play across our platform so that players can thrive, win and enjoy the thrill of competition. Terms and Conditions These Developer Terms define the relationship between SKILLZ Inc. together with its subsidiary, Skillz Platform Inc. (collectively, “Skillz”) and you, the person registering for developer services and the organization or entity that has authorized you to register for developer services, including any subsidiaries and controlled affiliates of such organization or entity (as applicable, you and they collectively being the “Company” or “you” in these Developer Terms). By clicking “I Agreed and Accepted” at the end of these Developer Terms, and in creating a developer account, you for yourself and the organization you represent agree that (i) you have read, understand, agree to, and accept these Developer Terms and agree to be bound by these Developer Terms and all terms, policies and guidelines incorporated in these Developer Terms by reference (collectively, the “Agreement”); and (ii) you are at least eighteen (18) years old. If you do not agree to be bound by this Agreement, you must not create a developer account nor use the Monetization Services (as defined below) in any way, and you must check the button indicating non-acceptance. The Monetization Services are offered to you/Company conditioned on your acceptance without modification of this Agreement. The date of your acceptance of these Developer Terms is the “Effective Date” of the Agreement. Skillz may modify the Agreement at any time by posting such modifications to the Skillz website (https://skillz.com/legal) and Company’s account homepage. Modifications will be effective either upon such posting, or, if Skillz informs Company by email, when Skillz sends that email. Changes will not apply retroactively and generally will become effective 14 days after they are posted or, if emailed, at the time Skillz sends that email unless Skillz indicates a different effective date. If Company does not agree to any modified terms in the Agreement, Company must terminate this Agreement and stop using the Monetization Services. BACKGROUND Skillz designs and provides online, real-money, tournament-based competitions (“Competitions”) to developers who wish to enable users of their gaming applications to participate in such Competitions. Company has developed one or more games (each a, “Game”) and wishes to modify at least one Game to enable the end users who register for such Game via the Skillz platform (“Users”) to participate in Competitions. Skillz is willing to license its software developer kit (together with all content thereof, and all updates, enhancements, modifications and derivative works thereof, including updates, upgrades or error corrections, the “SDK”) to Company to allow Company to modify its Game(s) to enable Users to participate in Competitions, and to establish and maintain Competitions that are specific to the Game, all in accordance with this Agreement. Skillz and Company agree to the following: 1. MONETIZATION SERVICES 1.1. Services. Upon deployment of the Modified Game (defined in Section 2) in a live production environment and subject to the terms and conditions of this Agreement, Skillz shall (i) establish and manage Competitions through its proprietary online, hosted monetization platform (“Monetization Platform”) by creating Game tournaments, facilitating User-entry into Competitions, managing and hosting Users’ Competition accounts, collecting User entry fees, distributing User payouts, resolving User disputes pertaining to his/her participation in Competitions, and providing all tiers of customer support for User inquiries related to the Competitions (but not related to the Game) and/or (ii) provide Company with access to reporting data that details activity under such Competitions, including the number of tournaments played, User actions, and related revenue (“Competition Data”) (provision of the Monetization Platform and the Competition Data are collectively referred to as “Monetization Services”). Skillz may modify, enhance, update or provide appropriate replacements for Monetization Services or any element thereof at any time, and remove functionalities or features of the Monetization Services at any time, and Skillz may suspend or stop providing Monetization Services altogether. The Monetization Services apply on an individual Modified Game basis, even if Company has more than one Modified Game deployed permitting Users to participate in Competitions. 1.2. SDK License and Limits on License. Skillz grants to Company during the Term a limited, non-exclusive and non-transferable license to install, run and copy the SDK solely for the limited purpose of modifying each Game to enable Skillz to provide Monetization Services with respect to such Game. This license does not include the right to reproduce the SDK, the Monetization Platform or the Monetization Services, or to sublicense, resell, or distribute the foregoing. Company shall not allow any third party to access the Monetization Services. Company shall not itself and shall not allow any third party to (i) decompile, disassemble, or otherwise reverse engineer or attempt to reconstruct or discover any source code or underlying ideas, user interface techniques or algorithms, file formats or programming or interoperability interfaces of the Monetization Services, the SDK or any portion thereof, (ii) remove any product identification, copyright or other notices, (iii) modify the Monetization Services or the SDK or incorporate the Monetization Services or SDK into or with other software or services or make derivative works thereof, (iv) take any action that would cause the Monetization Services or the SDK to be placed in the public domain, or (v) thwart, undermine, or hamper the Monetization Services, or take actions that decrease the User base, in respect of individual Modified Games by promoting, advertising, or marketing or cross-marketing other games or commercial ventures “in-Game” or otherwise in association with a Modified Game unless authorized to do so by Skillz. Failure to abide by these limits is deemed a material breach of this Agreement and grounds for suspension under Section 1.3 below and/or revocation of Company’s developer account. All rights not expressly granted to Company herein are expressly reserved by Skillz, and nothing in this Agreement will be deemed to grant, by implication or estoppel, a license under any of Skillz’s or its licensors’ existing or future rights in or to the SDK, Monetization Platform or Competition Data. 1.3. Suspension; No Prohibited Advertisements. Company may suspend its User’s access to and/or participation in a Modified Game’s Competitions at any time in its sole discretion and upon notice to Skillz. Skillz may suspend or terminate provision of Monetization Services or part thereof (including without limitation provision of Competitions) at any time in its sole discretion upon notice to Company. Company may display advertisements preceding, following, or during any virtual currency tournament- based competitions in respect of an individual Modified Game that promote that Game and do not include a real money entry fee. Skillz reserves the right to provide separate mandatory advertising policy elaborating permitted advertising under this Section, which will be deemed to form part of this Agreement, and non-compliance with which would be a breach of this Agreement. For any Modified Game that Skillz is contributing or utilizing any capital to promote such Modified Game or acquire, promote, obtain or market to any potential users, Company shall not display and is expressly prohibited to display or communicate, in connection with a Modified Game, any content that promotes or references other games or commercial ventures of Company (outside of that Modified Game) or any third party product or service or any hyperlinked content (collectively, “Prohibited Advertisements”). Skillz may immediately suspend all Monetization Services (including payment of any unpaid amounts to Company) across all Games of Company or part thereof in the event that Company or its representatives engage in any manner of Prohibited Advertisements. Skillz will have no liability to Company as a result of any such suspension. 1.4. Promotion. Skillz and the entities that participate in Skillz’s affiliate program (“Affiliates”) may use Company’s name, trademarks and logos for the purpose of indicating that Company is a client of Skillz in Skillz’s and its Affiliates’ advertising, marketing or other promotional materials, and Skillz and its Affiliates may identify the Company and the Modified Game as part of Skillz’ network and as needed to give effect to these Developer Terms.

1.5. User Information. As a condition to access to Competitions, each User shall be required to read and agree to the User Terms and Conditions of Service or similar terms provided by Skillz from time to time (“Terms of Use”). Skillz may suspend or terminate any User’s access to a Competition, in Skillz’s sole discretion. Skillz may collect and store personally identifiable information from Users in providing Monetization Services, in which case Skillz will comply with all applicable laws and its then-current privacy policy (see https://skillz.com/privacy-policy). Skillz may collect anonymous aggregated and/or statistical data reflecting Company’s and Users’ use of Monetization Services and may use such data for tracking, reporting and other activities in connection with Skillz’s business. Skillz will not (i) sell personally identifiable User data to any third party, nor (ii) aggregate or present User data in a form or manner that would permit a third party to identify any individual’s personal information or identify the data as associated with Company or the Game. Skillz will endeavor to resolve User disputes regarding participation in Competitions. If there is a dispute between Company and a User apart from Monetization Services, however, Skillz is under no obligation to become involved, and Company will manage such dispute or disagreement directly. Company will not make any claims against Skillz with respect to Company’s User dealings. 1.6. Exclusivity. From the Effective Date through the later of either (i) the first anniversary of the Effective Date (even if such anniversary occurs after termination of this Agreement); or (ii) ninety (90) days after termination or expiration of this Agreement, Company shall not enter into any agreement with any third party that provides services similar to the Monetization Services or Monetization Platform, nor will Company offer to customers any in-Game competition functionality similar to the Monetization Services or Monetization Platform. 1.7. Restricted Use. To maintain User trust, Company and Company’s affiliates and their respective officers, directors, managers, partners, employees (and their immediate family members) and agents may not enter tournament-based competitions against Users in the Modified Game. 2. COMPANY OBLIGATIONS AND RESTRICTIONS Company shall modify and upload the Game(s) through the SDK and developer.skillz.com (“Modified Game”). Skillz may review each Modified Game and determine, in Skillz’s sole discretion, if the Modified Game is eligible for the Monetization Services. Company represents and warrants that it owns or has all necessary rights to the Game and its content and components (“Content”) in order to allow both parties to perform this Agreement. Company represents and warrants that the Game and Content shall not contain, or contain links to, content which is unlawful, libelous, defamatory, contrary to public policy, or which contains Prohibited Advertisements. Skillz may suspend or terminate provision of Monetization Services or part thereof (including without limitation provision of Competitions) at any time should a Modified Game be alleged or found to be in violation of this Section 2. Violation of this Section 2 may result in impact to Company revenue based on the impact, and may, in Skillz’ sole discretion, result in revocation of Company’s developer account.

3. REVENUE SHARE

At Skillz, we passionately operate with fairness so everyone can win. This philosophy extends to our revenue share terms, which provide a sliding scale of revenue, based on an individual developer's contributions to the network. The more players engaging in real-money play your game brings to the network, the more revenue you earn.

On a monthly basis, Skillz shall, as part of Monetization Services for each Modified Game, pay Company a percentage (the "Company Revenue Percentage") of the aggregate entry fees paid by Users within such Modified Game less a percentage (the "Company Tax Percentage") of Taxes incurred by Skillz which are directly attributable to Competitions and Users within such Modified Game. The Company Revenue Percentage and Company Tax Percentage will correspond to the highest Tier achieved by such Modified Game during the trailing three-month period ending with the applicable month. The Tier for each Modified Game shall be determined by the number of new User installations of such Modified Game from all sources within a particular month and the number of New Paid Users within such Modified Game during such month as reflected in the below schedule. A New Paid User (NPU) is defined as a player that, having deposited U.S. Dollars into their Account, subsequently plays in a Competition that requires an entry paid in U.S. Dollars ("Cash Competition") in the Modified Game. "Taxes" for purposes of this provision means all taxes imposed on Skillz by any governmental authority (whether national, state, provincial, regional, local or any other subdivision) in connection with the provision of the Monetization Services to Company and shall be prorated if imposed in connection with multiple developers to reflect that portion of the Taxes attributable to Company. For each Modified Game, the Company's "Net Revenue Share" is (a) the Company's Revenue Percentage multiplied by the aggregate entry fees, less (b) the Company Tax Percentage multiplied by Taxes ("Company Tax Allocation").

Tier	Revenue as Percentage of Entry Fees	Effective Revenue and Cost Share	Install Threshold	New Paid User Threshold
Skillz-Powered	2.85%	35.625%		
A	4.00%	50%	0	0
B	4.45%	55.625%	1,000	30
C	5.00%	62.5%	10,000	300
D	6.70%	83.75%	35,000	1,050
E	7.50%	100%	350,000 and more	10,500 and more

For illustrative purposes only:

- If, with respect to a Modified Game during a particular month, there were 20,000 new User installations of such Modified Game, and 200 New Paid Users, the Modified Game would achieve Tier B for that Month.
- If a Modified Game achieves Tier A in January, Tier B in February and Tier A in March, with respect to March revenue, the highest Tier achieved during the three- month trailing period would be Tier B; therefore, the Company Revenue

Percentage and Company Expense Percentage to be applied to March entry fees would be 4.45% and 55.625%, respectively.  If, in November, a Modified Game has $100,000 in entry fees, and the best performance of the Modified Game in any one month within the September, October and November time period was 200,000 new User installations and 400 New Paid Users, that would result in a Tier C ranking for the November revenue share. ($100,000 * 5.00%, less 62.5% of Taxes) If Company’s Tax Allocation exceeds the corresponding Revenue Share in any given month (the excess Tax Allocation, “Tax Overage”), Skillz will carry-forward the Tax Overage to the immediately following month(s) and deduct such amount from subsequent Revenue Share in arriving at Net Revenue Share payments. In no event will Company pay Skillz any amounts in respect of Revenue Share or Tax Allocation. For Net Revenue Share that exceeds two hundred fifty dollars ($250) in any given calendar month, Skillz shall pay Company the Net Revenue Share within forty-five (45) days following the end of the calendar month with respect to which the Net Revenue Share pertains. For Net Revenue Share that does not exceed two hundred fifty dollars ($250) in any given calendar month, Skillz will accrue and hold such Net Revenue Share until either the aggregate Net Revenue Share held exceeds two hundred fifty dollars ($250), at which time Skillz will pay Company such Net Revenue Share in the next-occurring calendar month, or at the time that this Agreement is terminated, at which time Skillz will pay Company such Net Revenue Share. 4. COMPANY INFORMATION Company shall provide Skillz with access to Company’s Game/Modified Game information and data to enable Skillz to perform Monetization Services. Company is responsible for ensuring all such Game information is accurate, and acknowledges that Skillz may rely upon such information without investigation, and is not responsible for any inaccuracies therein, or for Skillz’s reliance upon Company’s instructions. Company shall notify Skillz immediately if Company receives complaints related to the Monetization Services. If any error results from incorrect input supplied by Company, Company shall be responsible for discovering and reporting such error to Skillz and supplying all information necessary to correct such error at the earliest possible time. 5. CONFIDENTIAL INFORMATION “Confidential Information” means this Agreement, and all confidential or proprietary information disclosed by one party (“Disclosing Party”) to the other party (“Receiving Party”) hereunder, including information which is orally or visually disclosed to the Receiving Party including, but not limited to, upcoming feature releases, service logic, contract terms, and player data (such as geolocation, cash balance, Skillz level, game level, and account status). The Receiving Party shall: (a) not use any of the Disclosing Party’s Confidential Information for any purpose except in performance of its rights and obligations hereunder; (b) disclose the Disclosing Party’s Confidential Information only to its employees or contractors who need to know such information in order to carry out obligations hereunder, and certifies that such individuals have previously agreed, either as a condition to employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those of this Section; and (c) treat all of the Disclosing Party’s Confidential Information with the same degree of care as it accords its own Confidential Information of a similar nature, but in no case less than reasonable care. The forgoing obligations shall continue for a period of five (5) years following termination of this Agreement. The Receiving Party shall have no obligation with respect to information of the Disclosing Party which (i) was rightfully in possession of or known to the Receiving Party without any obligation of confidentiality prior to receiving it from the Disclosing Party as evidenced by the Receiving Party’s contemporaneous written records; (ii) is, or subsequently becomes, legally and publicly available without breach of this Agreement or wrongful act by the Receiving Party; or (iii) is rightfully obtained by the Receiving Party from a source other than the Disclosing Party without any obligation of confidentiality. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent required by a valid order of a court or government agency having jurisdiction, provided that the Receiving Party provides prior written notice to the Disclosing Party of such obligation and the opportunity to oppose such disclosure. Upon written demand of the Disclosing Party, the Receiving Party shall cease using the Disclosing Party’s Confidential Information and return the Confidential Information and all copies, notes or extracts thereof in the Receiving Party’s possession to the Disclosing Party within seven (7) days of receipt of notice. In the event a User requests Company to provide any Confidential Information about such User, Company shall direct such User to Skillz’ player support team at support@skillz.com. Company consents to the delivery of such User Confidential Information to the requesting User by Skillz. Company acknowledges and understands that the release of Confidential Information by Company may result in impact to revenue based on the severity of the disclosed Confidential Information, and may result in revocation of the Company’s developer account by Skillz, in addition to any additional legal remedies that may be available. 6. DISCLAIMER MONETIZATION SERVICES, COMPETITION DATA AND COMPETITIONS ARE MADE AVAILABLE “AS IS” AND WITHOUT WARRANTY. SKILLZ MAKES NO REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED WITH RESPECT TO ANY PRODUCTS, SERVICES, INFORMATION OR TECHNOLOGY PROVIDED OR MADE AVAILABLE HEREUNDER, INCLUDING WITHOUT LIMITATION, NETWORK FAILURES, THIRD-PARTY PRODUCTS AND SERVICES, SOFTWARE PROGRAMS, AND OUTPUT OR RESULTS OF THE MONETIZATION SERVICES. SKILLZ DOES NOT WARRANT THAT THE SERVICE WILL BE UNINTERRUPTED OR ERROR FREE, NOR DOES THE COMPANY MAKE ANY WARRANTY AS TO ANY RESULTS THAT MAY BE OBTAINED BY USE OF THE SERVICE. SKILLZ DISCLAIMS ALL

IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. Skillz is not responsible or liable for any damage, loss, or injury resulting from, relating to or arising out of (1) use, access, or attempted use or access of Services, Digital Assets, the Software or the Website; (2) downloading any information from the Software, Services or Website; (3) Prohibited Advertisements; and/or (4) violations of this Agreement by other users. Skillz has no responsibility to enforce these terms for the benefit of any user. Some states do not allow the disclaimer of implied warranties; as such the foregoing disclaimer may not apply to you in its entirety. 7. LIMITATIONS OF LIABILITY TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW: (1) SKILLZ’S TOTAL AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE LESSER OF EITHER (A) THE FEES PAID AND PAYABLE BY SKILLZ TO COMPANY DURING THE THREE (3) MONTHS IMMEDIATELY PRECEDING THE COMPANY’S FIRST CAUSE OF ACTION ARISING HEREUNDER, or (B) $1,000; AND (2) EXCEPT FOR DAMAGES CAUSED BY A BREACH OF SECTION 1.6 OR SECTION 5, for INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, AND AMOUNTS OWED BY A PARTY PURSUANT TO ITS INDEMNIFICATION OBLIGATIONS IN SECTION 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA, LOSS OF USE, OR LOSS OF PROFITS), ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR THEY WERE OTHERWISE FORESEEABLE. 8. INDEMNIFICATION 8.1. By Company. Company shall defend, hold harmless and indemnify Skillz, its officers, directors, employees, agents, representatives and Affiliates from and against any and all third-party claims, actions, proceedings, and suits brought against any of the foregoing persons or entities, and pay all related third party liabilities, damages, judgments, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other litigation expenses) to the extent arising out of or relating to Company’s breach of Sections 1.2, 1.3, 1.6 and/or Content. 8.2. By Skillz. Skillz shall defend, indemnify, and hold Company, its officers, directors, employees, agents, representatives and Affiliates harmless from and against any and all third-party claims, actions, proceedings, and suits brought against any of the foregoing persons or entities, and pay all related third party liabilities, damages, judgments, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other litigation expenses) to the extent arising out of or relating to a third-party claim that the Monetization Platform or SDK infringes or misappropriate such third party intellectual property right. Skillz shall have no obligation under this Section with respect to any claim based upon (i) Content or Prohibited Advertisements; (ii) modification of the SDK by Company; (iii) the combination, operation or use of the SDK with non-Skillz software program(s) or data; or (ivii) use of the SDK or Monetization Platform other than in compliance with this Agreement. If any portion of the SDK or Monetization Platform, in the opinion of Skillz, is likely to or does become the subject of a claim of infringement or misappropriation, Skillz may, at its sole option and expense: (x) modify the SDK or Monetization Platform (as applicable) to be non-infringing, provided that such modification does not materially diminish the terms of usage of the Monetization Platform; (y) obtain for Company a right to continue using the SDK or Monetization Platform at no additional charge; or (z) terminate this Agreement upon notice to Company. This Section represents Skillz’s sole liability, and Company’s sole and exclusive remedy, regarding infringement or misappropriation of intellectual property rights. 8.3. Process. The indemnified party shall promptly notify the indemnifying party in writing of any claim covered by this Section. The indemnified party shall give the indemnifying party sole control over the defense and/or settlement of any such claim, except that the indemnifying party shall not agree to any settlement or compromise that (1) would require the indemnified party to make any payments, admit liability, or bear any obligations, or (2) does not include an unconditional release of the indemnified party, unless the indemnifying party obtains the indemnified party’s prior written approval. The indemnified party shall give the indemnifying Party reasonable assistance and cooperation in such defense at the indemnifying party’s expense. 8.4. Other Claims. If any U.S. governmental or regulatory agency, or any consumer resident within the U.S., brings any claim, suit or proceeding against Company alleging that the Monetization Platform (excluding the Modified Game, Content and/or Prohibited Advertisements) in the form provided by Skillz violates applicable laws, rules or regulations, then Skillz, at its own expense, shall defend (or at its option settle) such claim, suit or proceeding, and shall pay any final and non-appealable fine, penalty or judgment entered or settlement against the Company thereon; provided, however, that (a) Skillz shall not be responsible for any compromise or settlement made without its prior consent; and (b) Skillz shall have no such obligation unless Company gives Skillz prompt notice of the claim, the right to control and direct the investigation, preparation, defense and settlement of the claim, and full cooperation (at Skillz’s expense), in any such investigation, preparation, defense and/or settlement. 9. TERM AND TERMINATION This Agreement shall have an initial term of one (1) year from the Effective Date (“Initial Term”) and shall automatically renew for periods of six months thereafter (each a “Renewal Term”, together with the Initial Term, the “Term”). This Agreement may be terminated by either party’s convenience upon thirty (30) days written notice from the other party. This Agreement may be terminated by a party if the other party materially breaches any provision hereof and does not cure such breach within thirty (30) days of receipt of notice describing such breach. Sections 1.6, 5, 6, 7, 8, 9 and 10 and this sentence shall survive termination of this Agreement, as well as any other obligations of the parties that contemplate performance by a party following such termination. Termination of this Agreement shall automatically terminate all licenses granted in this Agreement. Upon termination of this Agreement, Company will return or destroy all materials regarding the Monetization Services and Monetization Platform in its possession or control, including deleting all references to Skillz on its website and in marketing materials. 10. MISCELLANEOUS Nothing in this Agreement shall be deemed to create a partnership or joint venture between the parties and neither Skillz nor Company shall hold itself out as the agent of the other, except as set forth in this Agreement. Neither party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that party. Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by prepaid first class mail (certified or registered). Notices to Skillz shall be sent to Skillz Inc., Corporation Service Company, 2710 Gateway Oaks Drive, Suite 150 N, Sacramento, CA 95833, and notices to Company shall be sent to the name and physical address provided on the account page of Company’s profile or, if no physical address is submitted, then to the email address provided on the account page. This Agreement shall be interpreted under the laws of the State of Delaware without regard to conflict of laws principles dictating another states’ laws. The United Nations Convention for the International Sale of Goods shall not apply to this Agreement. This Agreement may not be assigned by Company without the prior written consent by Skillz. This Agreement shall be binding on permitted successors and assigns. This Agreement and its Appendix constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument. All rights and remedies, whether conferred hereunder, or by any other instrument or law, unless otherwise expressly stated, will be cumulative and may be exercised singularly or concurrently. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. If one or more provisions in this Agreement are ruled entirely or partly invalid or unenforceable by any court or governmental authority of competent jurisdiction, then the validity and enforceability of all provisions not ruled to be invalid or unenforceable shall remain unaffected. EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES IS A FUNDAMENTAL PART OF THE BASIS OF THE BARGAIN HEREUNDER. IF ANY

REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES SET FORTH HEREIN SHALL REMAIN IN EFFECT TO THE MAXIMUM ALLOWED BY APPLICABLE LAW. We look forward to raising the game with you.